Exhibit 99.1
Post Holdings Reports Results for the Third Quarter of Fiscal Year 2026; Narrows Fiscal Year 2026 Outlook
St. Louis - August 6, 2026 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the third fiscal quarter ended June 30, 2026.
Highlights:
•Third quarter net sales of $1.9 billion
•Operating profit of $189.3 million; net earnings of $63.4 million and Adjusted EBITDA (non-GAAP)* of $377.3 million
•Narrowed fiscal year 2026 Adjusted EBITDA (non-GAAP)* outlook to $1,560-$1,570 million; provided preliminary fiscal year 2027 Adjusted EBITDA commentary
*For additional information regarding non-GAAP measures, such as Adjusted EBITDA, Adjusted net earnings, Adjusted diluted earnings per common share and segment Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
Basis of Presentation
On May 1, 2026, Post completed its sale of substantially all of the assets of Crystal Farms Dairy Company (the “Crystal Farms Business”), the results of which were reported in the Refrigerated Retail segment prior to the sale. On July 1, 2025, Post completed its acquisition of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), the results of which are included in the Post Consumer Brands segment. On December 1, 2025, Post completed its sale of the pasta business of 8th Avenue; its operating results prior to the sale were reported in the Post Consumer Brands segment.
Third Quarter Consolidated Operating Results
Net sales were $1,948.0 million, a decrease of 1.8%, or $36.3 million, compared to $1,984.3 million in the prior year period and included $141.8 million in net sales from 8th Avenue in the current year period. Excluding contributions from acquisitions and divestitures in the current and prior year periods, net sales declined across Post Consumer Brands (driven by pet food and value cereal volume declines), Foodservice (driven by the lapping of avian influenza driven pricing in the prior year) and Refrigerated Retail (driven primarily by the lapping of avian influenza driven pricing and demand in the prior year). Weetabix sales were flat. Gross profit was $566.3 million, or 29.1% of net sales, a decrease of 5.0%, or $29.9 million, compared to $596.2 million, or 30.0% of net sales, in the prior year period.
Selling, general and administrative (“SG&A”) expenses were $326.1 million, or 16.7% of net sales, an increase of 4.5%, or $14.0 million, compared to $312.1 million, or 15.7% of net sales, in the prior year period. Operating profit was $189.3 million, a decrease of 19.3%, or $45.3 million, compared to $234.6 million in the prior year period.
Net earnings were $63.4 million, a decrease of 41.7%, or $45.4 million, compared to $108.8 million in the prior year period.

Diluted earnings per common share were $1.29, compared to $1.79 in the prior year period. Adjusted net earnings (non-GAAP)* were $91.1 million, compared to $126.4 million in the prior year period. Adjusted diluted earnings per common share (non-GAAP)* were $1.78, compared to $2.03 in the prior year period.
Adjusted EBITDA was $377.3 million, a decrease of 5.0%, or $19.7 million, compared to $397.0 million in the prior year period.

Nine Month Consolidated Operating Results
Net sales were $6,165.5 million, an increase of $254.4 million, compared to $5,911.1 million in the prior year period. Gross profit was $1,822.4 million, or 29.6% of net sales, an increase of 4.9%, or $85.1 million, compared to $1,737.3 million, or 29.4% of net sales, in the prior year period.
SG&A expenses were $1,009.6 million, or 16.4% of net sales, an increase of 5.3%, or $51.1 million, compared to $958.5 million, or 16.2% of net sales, in the prior year period. Operating profit was $639.6 million, an increase of 1.4%, or $8.7 million, compared to $630.9 million in the prior year period.
Net earnings were $242.1 million, a decrease of 15.0%, or $42.6 million, compared to $284.7 million in the prior year period. Net earnings included the following:

	Nine Months Ended June 30,
(in millions)	2026	2025
Loss on extinguishment of debt, net (1)	$17.5	$5.8
Income on swaps, net (1)	(6.9)	(7.3)
(1) Discussed later in this release and treated as adjustments for non-GAAP measures.
Diluted earnings per common share were $4.59, compared to $4.60 in the prior year period. Adjusted net earnings were $319.5 million, compared to $327.1 million in the prior year period. Adjusted diluted earnings per common share were $5.86, compared to $5.14 in the prior year period.
Adjusted EBITDA was $1,190.5 million, an increase of 6.9%, or $77.1 million, compared to $1,113.4 million in the prior year period.
Post Consumer Brands
Primarily North American ready-to-eat (“RTE”) cereal and granola, pet food and nut butters.
For the third quarter, net sales were $974.2 million, an increase of 6.6%, or $60.2 million, compared to the prior year period. Net sales included $141.8 million in the third quarter attributable to 8th Avenue. Excluding the benefit of 8th Avenue in the current year period, volumes decreased 7.1% as pet food volumes declined 7.8% and cereal and granola volumes declined 5.5%. Pet food volume losses were primarily driven by distribution losses and category declines. Cereal and granola volume losses were primarily driven by category declines, distribution losses in value cereal and pack size changes. Segment profit was $127.3 million, an increase of 5.6%, or $6.8 million, compared to the prior year period. Segment Adjusted EBITDA (non-GAAP)* was $197.3 million, an increase of 11.2%, or $19.8 million, compared to the prior year period.
For the nine months ended June 30, 2026, net sales were $3,122.9 million, an increase of 9.0%, or $257.1 million, compared to the prior year period. Segment profit was $393.6 million, an increase of 0.6%, or $2.5 million, compared to the prior year period. Segment Adjusted EBITDA was $600.8 million, an increase of 2.5%, or $14.7 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the third quarter, net sales were $652.9 million, a decrease of 6.5%, or $45.6 million, compared to the prior year period. Volumes increased 4.3%, driven by improved customer service levels and improved production in protein-based shakes. Segment profit was $100.8 million, a decrease of 18.6%, or $23.1 million, compared to the prior year period. Segment Adjusted EBITDA was $140.8 million, a decrease of 11.4%, or $18.2 million, compared to the prior year period. Declines in net sales, segment profit and segment Adjusted EBITDA reflect the lapping of avian influenza pricing in the prior year period.
For the nine months ended June 30, 2026, net sales were $1,949.4 million, an increase of 1.4%, or $26.4 million, compared to the prior year period. Segment profit was $328.1 million, an increase of 20.8%, or $56.6 million, compared to the prior year period. Segment Adjusted EBITDA was $435.2 million, an increase of 17.1%, or $63.4 million, compared to the prior year period.
Refrigerated Retail
Primarily side dish, egg and sausage products.

For the third quarter, net sales were $184.5 million, a decrease of 21.1%, or $49.4 million, compared to the prior year period. Net sales included $10.3 million and $37.1 million in the third fiscal quarters of 2026 and 2025, respectively, related to the Crystal Farms Business. Excluding contributions from the Crystal Farms Business in both periods, volumes decreased 4.9%, primarily due to the shifting of Easter demand out of the quarter and the normalization of egg demand in the current year period. Volume information by product is disclosed in a table presented later in this release. Segment profit was $9.5 million, a decrease of 61.2%, or $15.0 million, compared to the prior year period. Segment Adjusted EBITDA was $26.6 million, a decrease of 41.3%, or $18.7 million, compared to the prior year period. Declines in net sales, segment profit and segment Adjusted EBITDA primarily reflect the sale of the Crystal Farms Business in the current year period and the lapping of avian influenza pricing in the prior year period.
For the nine months ended June 30, 2026, net sales were $686.4 million, a decrease of 5.3%, or $38.7 million, compared to the prior year period. Segment profit was $62.0 million, a decrease of 4.5%, or $2.9 million, compared to the prior year period. Segment Adjusted EBITDA was $117.5 million, a decrease of 3.4%, or $4.1 million, compared to the prior year period.
Weetabix
Primarily United Kingdom RTE cereal, muesli and protein-based shakes.
For the third quarter, net sales were $137.1 million, a decrease of 0.6%, or $0.8 million, compared to the prior year period. Net sales reflected a foreign currency exchange rate tailwind of approximately 40 basis points. Volumes decreased 3.8%, primarily driven by declines in private label products. Segment profit was $26.1 million, an increase of 35.2%, or $6.8 million, compared to the prior year period. Segment Adjusted EBITDA was $37.3 million, an increase of 13.7%, or $4.5 million, compared to the prior year period.
For the nine months ended June 30, 2026, net sales were $411.1 million, an increase of 3.5%, or $13.9 million, compared to the prior year period. Segment profit was $68.6 million, an increase of 28.5%, or $15.2 million, compared to the prior year period. Segment Adjusted EBITDA was $102.7 million, an increase of 12.7%, or $11.6 million, compared to the prior year period.
Interest, Loss on Extinguishment of Debt, (Income) Expense on Swaps and Income Tax
Interest expense, net was $108.2 million and $317.3 million in the three and nine months ended June 30, 2026, respectively, compared to $88.5 million and $259.6 million in the three and nine months ended June 30, 2025, respectively. The increase in interest expense, net in the current year periods was driven by higher average outstanding principal amounts of debt, a higher weighted-average interest rate and lower interest income compared to the prior year periods.
There was no gain or loss on extinguishment of debt in the third quarter of fiscal year 2026 or 2025. Loss on extinguishment of debt, net of $17.5 million was recorded in the nine months ended June 30, 2026 in connection with Post’s redemption of its 5.50% senior notes due December 2029. Loss on extinguishment of debt, net of $5.8 million was recorded in the nine months ended June 30, 2025 in connection with Post’s redemption of its 5.625% senior notes due January 2028.
(Income) expense on swaps, net relates to mark-to-market adjustments and settlements on interest rate swaps. Income on swaps, net was $3.3 million in the third quarter of fiscal year 2026 compared to an expense of $2.6 million in the prior year period. Income on swaps, net was $6.9 million in the nine months ended June 30, 2026 compared to $7.3 million in the prior year period.
Income tax expense was $23.1 million in the third quarter of fiscal year 2026, an effective income tax rate of 26.7%, compared to $34.7 million in the third quarter of fiscal year 2025, an effective income tax rate of 24.2%. Income tax expense was $78.5 million in the nine months ended June 30, 2026, an effective income tax rate of 24.5%, compared to $86.8 million in the prior year period, an effective income tax rate of 23.4%.
Share Repurchases
During the third quarter of fiscal year 2026, Post repurchased 2.1 million shares of its common stock for $198.9 million at an average price of $98.86 per share. During the nine months ended June 30, 2026, Post repurchased 9.1 million shares for $908.8 million at an average price of $100.34 per share. Subsequent to the end of the third quarter of fiscal year 2026 through August 5, 2026, Post repurchased 0.4 million shares for $39.3 million at an average price of $88.80 per share. As of August 5, 2026, Post had $490.7 million remaining under its share repurchase authorization.
Outlook
Post management narrowed its guidance range for fiscal year 2026 Adjusted EBITDA to $1,560-$1,570 million from $1,550-$1,580 million.

Post’s fiscal year 2026 guidance includes two items affecting comparability that should be excluded to provide context for fiscal year 2027:
•Approximately $60 million in Foodservice earnings above the segment’s $500 million normalized annual run rate
•Approximately $20 million in contributions from fiscal year 2026 divestitures
Excluding these items, Post’s fiscal year 2026 guidance implies entering fiscal year 2027 with Adjusted EBITDA of approximately $1.48 billion.
While Post’s fiscal year 2027 budget is in development, management currently expects that growth in Foodservice off its $500 million run rate, pricing actions and productivity initiatives will largely offset inflationary pressures and continued volume softness in certain categories. As a result, management’s preliminary fiscal year 2027 outlook is generally flat versus this comparable Adjusted EBITDA level of approximately $1.48 billion.
Post management expects fiscal year 2026 capital expenditures to range between $370-$390 million, which includes continued Foodservice investment in cage-free egg facility expansion and the completion of the Norwalk, Iowa precooked egg facility expansion for aggregate expenditures of $80-$90 million.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, integration and transaction costs, mark-to-market adjustments on equity security investments, mark-to-market adjustments on commodity and foreign exchange hedges, gain/loss on extinguishment of debt, net, equity method investment adjustment and other items reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales, free cash flow, net leverage as calculated under Post’s credit agreement and consolidated interest coverage ratio as calculated under Post’s credit agreement. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”
Conference Call to Discuss Earnings Results and Outlook
Shortly following this release, Post will publish prepared remarks related to this release in the Investors section of its website (www.postholdings.com) under the Investor Events & Presentations and the Quarterly Results sections. Post will host a conference call on Friday, August 7, 2026 at 9:00 a.m. ET to respond to questions. Robert V. Vitale, Chairman, President and Chief Executive Officer, Nicolas Catoggio, Chief Operating Officer, and Matthew J. Mainer, Chief Financial Officer and Treasurer, will participate in the call.
Interested parties may join the conference call by dialing (800) 579-2543 in the United States and (785) 424-1789 from outside of the United States. The conference identification number is POSTQ326. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors section of Post’s website.

A replay of the conference call will be available through Friday, August 14, 2026 by dialing (800) 839-7410 in the United States and (402) 220-6067 from outside of the United States. A webcast replay also will be available for a limited period on Post’s website in the Investors section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the prospective financial information provided in this release, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided in this release is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the further in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release, in the prepared remarks published on Post’s website and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal years 2026 and 2027 and Post’s capital expenditure outlook for fiscal year 2026. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•volatility in the cost or availability of inputs to Post’s businesses (including raw materials, energy and other supplies and freight);
•disruptions or inefficiencies in Post’s supply chain, tariffs, inflation, highly pathogenic avian influenza and other agricultural diseases and pests, labor shortages, public health crises, weather events and fires and other events beyond Post’s control;
•changes in economic conditions, financial instability, disruptions in capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•Post’s and its customers’ ability to compete in their respective product categories, including the success of pricing, advertising and promotional programs, declines in demand for Post’s products and the ability to anticipate and respond to changes in consumer and customer preferences and behaviors;
•Post’s ability to hire and retain talented personnel, leadership transitions, increases in labor-related costs, employee safety, labor strikes, work stoppages, unionization efforts and other labor disruptions;
•Post’s high leverage, its ability to obtain additional financing and service its outstanding debt (including covenants restricting the operation of its businesses) and a potential downgrade in Post’s credit ratings;
•Post’s ability to successfully implement business strategies to reduce costs or optimize its network;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals, product liability claims and other related litigation;
•the success of new product introductions;
•compliance with new, existing and changing laws and regulations;
•Post’s reliance on third parties and others for the manufacture of many of its products;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents, information security breaches or enterprise resource planning system implementations;
•the impact of litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions, including the pet food assets and operations acquired in April 2023 and December 2023 and 8th Avenue, or other strategic transactions;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•differences in Post’s actual operating results from any of its guidance regarding its future performance;
•impairment in the carrying value of goodwill, other intangibles or long-lived assets or changes in critical accounting estimates;
•risks associated with Post’s international businesses;
•business disruption or other losses resulting from changes in governmental administrations or regulatory priorities, political instability, terrorism, war or armed hostilities or geopolitical tensions;
•risks related to the intended tax treatment of Post’s divestitures of its interest in BellRing Brands, Inc.;
•Post’s ability to protect its intellectual property and other assets and to license third-party intellectual property;

•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the 2017 sale of its restaurants business, including certain indemnification obligations and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•conflicting interests or the appearance of conflicting interests resulting from any of Post’s directors or officers also serving as directors or officers of other companies; and
•other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Michael Foods, Bob Evans Farms and Weetabix. Post Consumer Brands is a leader in the North American branded and private label ready-to-eat cereal and granola, pet food and nut butter categories. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 644-7648

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net Sales	$1,948.0	$1,984.3	$6,165.5	$5,911.1
Cost of goods sold	1,381.7	1,388.1	4,343.1	4,173.8
Gross Profit	566.3	596.2	1,822.4	1,737.3
Selling, general and administrative expenses	326.1	312.1	1,009.6	958.5
Amortization of intangible assets	49.6	49.4	152.3	147.6
Other operating expense, net	1.3	0.1	20.9	0.3
Operating Profit	189.3	234.6	639.6	630.9
Interest expense, net	108.2	88.5	317.3	259.6
Loss on extinguishment of debt, net	—	—	17.5	5.8
(Income) expense on swaps, net	(3.3)	2.6	(6.9)	(7.3)
Other (income) expense, net	(2.2)	0.2	(8.8)	1.7
Earnings before Income Taxes and Equity Method Earnings	86.6	143.3	320.5	371.1
Income tax expense	23.1	34.7	78.5	86.8
Equity method earnings, net of tax	(0.1)	(0.1)	(0.6)	(0.4)
Net Earnings Including Noncontrolling Interest	63.6	108.7	242.6	284.7
Less: Net earnings (loss) attributable to noncontrolling interest	0.2	(0.1)	0.5	—
Net Earnings	$63.4	$108.8	$242.1	$284.7

Earnings per Common Share:
Basic	$1.41	$1.95	$5.02	$5.01
Diluted	$1.29	$1.79	$4.59	$4.60
Weighted-Average Common Shares Outstanding:
Basic	45.1	55.7	48.2	56.8
Diluted	51.3	62.4	54.5	63.6

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2026	September 30, 2025

ASSETS
Current Assets
Cash and cash equivalents	$265.6	$176.7
Restricted cash	6.9	6.1
Receivables, net	699.3	735.4
Inventories	929.7	875.0
Current assets held for sale	—	116.3
Prepaid expenses and other current assets	93.0	115.4
Total Current Assets	1,994.5	2,024.9

Property, net	2,648.8	2,698.7
Goodwill	4,831.7	4,844.7
Other intangible assets, net	2,788.6	3,014.6
Other assets held for sale	3.0	424.8
Other assets	586.1	520.7
Total Assets	$12,852.7	$13,528.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.3	$1.2
Accounts payable	558.7	624.0
Current liabilities held for sale	—	55.5
Other current liabilities	517.3	532.4
Total Current Liabilities	1,077.3	1,213.1

Long-term debt	7,631.3	7,421.7
Deferred income taxes	651.0	638.5
Other liabilities held for sale	0.3	119.7
Other liabilities	403.6	371.6
Total Liabilities	9,763.5	9,764.6

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	5,396.2	5,370.7
Retained earnings	2,361.0	2,118.9
Accumulated other comprehensive (loss) income	(16.6)	8.7
Treasury stock, at cost	(4,663.5)	(3,746.1)
Total Shareholders’ Equity Excluding Noncontrolling Interest	3,078.0	3,753.1
Noncontrolling interest	11.2	10.7
Total Shareholders’ Equity	3,089.2	3,763.8
Total Liabilities and Shareholders’ Equity	$12,852.7	$13,528.4

SELECTED CONDENSED CONSOLIDATED CASH FLOWS
INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2026	2025
Cash provided by (used in):
Operating activities	$691.3	$697.0
Investing activities, including capital expenditures of $289.8 and $360.5	166.0	(473.4)
Financing activities	(766.5)	47.3
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.1)	2.2
Net increase in cash, cash equivalents and restricted cash	$89.7	$273.1

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net Sales
Post Consumer Brands	$974.2	$914.0	$3,122.9	$2,865.8
Foodservice	652.9	698.5	1,949.4	1,923.0
Refrigerated Retail	184.5	233.9	686.4	725.1
Weetabix	137.1	137.9	411.1	397.2
Corporate and eliminations	(0.7)	—	(4.3)	—
Total	$1,948.0	$1,984.3	$6,165.5	$5,911.1
Segment Profit
Post Consumer Brands	$127.3	$120.5	$393.6	$391.1
Foodservice	100.8	123.9	328.1	271.5
Refrigerated Retail	9.5	24.5	62.0	64.9
Weetabix	26.1	19.3	68.6	53.4

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All(1)	(4.9%)
Side dishes	(2.8%)
Egg	(9.1%)
Sausage	(12.2%)
(1) Excludes the contribution from the Crystal Farms Business in all periods.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. GAAP. These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales, free cash flow, net leverage as calculated under Post’s credit agreement and consolidated interest coverage ratio as calculated under Post’s credit agreement. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share
Post believes Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are adjusted for the following items:
a.Loss on amounts held for sale: Post has excluded losses recorded to adjust the carrying value of businesses, facilities and other assets and liabilities classified as held for sale as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these losses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
b.Restructuring and facility closure costs, including accelerated depreciation, net: Post has excluded certain costs associated with facility closures and the gains and losses recorded on the sales of such facilities as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
c.Mark-to-market adjustments on commodity and foreign exchange hedges: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items, and the amount and frequency of such adjustments are not consistent.
d.Debt premiums paid/discounts received, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Integration costs and transaction costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and closed divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses or assets as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired businesses or assets as part of Post or the performance of Post subsequent to the divestiture of the businesses or assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest a business or asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of any businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired businesses or assets will generate for Post.
f.Mark-to-market adjustments on equity security investments: Post has excluded the impact of mark-to-market adjustments on equity security investments due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.

h.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use and/or the demolition and site remediation of unused facilities as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
k.Costs expected to be indemnified, net: Post has excluded certain costs incurred and expected to be indemnified in connection with damaged assets and gains related to indemnification proceeds received above the carrying value of damaged assets as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Advisory income: Post has excluded advisory income received from 8th Avenue prior to Post’s acquisition of 8th Avenue as Post believes such income did not contribute to a meaningful evaluation of Post’s operating performance or comparisons of Post’s operating performance to other periods.
m.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables to be consistent with the treatment of these adjustments in the calculation of the non-GAAP measure.
Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results. Post believes that Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales are measures useful to investors in evaluating Post’s operating performance because they allow for meaningful comparison of operating performance across periods.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax expense/benefit, and depreciation and amortization, and the following adjustments discussed above: loss on amounts held for sale, restructuring and facility closure costs, net, mark-to-market adjustments on commodity and foreign exchange hedges, integration costs and transaction costs, mark-to-market adjustments on equity security investments, income/expense on swaps, net, gain/loss on sale of business, asset disposal costs, provision for legal settlements, costs expected to be indemnified, net and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
n.Stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
o.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums and tender fees and the write-off of debt issuance costs, net of gains realized on the write-off of unamortized debt premiums and debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
p.Equity method investment adjustment: Post has included adjustments for its portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
q.Noncontrolling interest adjustment: Post has included adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

Free cash flow
Free cash flow is a non-GAAP measure which represents net cash provided by operating activities less capital expenditures. Post believes free cash flow is useful to investors in evaluating Post’s ability to service debt and repurchase shares of its common stock.
Net leverage as calculated under Post’s credit agreement
Net leverage as calculated under Post’s credit agreement is a non-GAAP measure which represents principal debt less cash and cash equivalents divided by Adjusted EBITDA for the last twelve months adjusted for certain items as provided in Post’s credit agreement. Post believes this measure is useful to investors in determining Post’s debt levels and ability to service debt. Adjusted EBITDA for the last twelve months reflects the adjustments for Adjusted EBITDA and segment Adjusted EBITDA discussed within the Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales section above, as well as adjustments for the following items (which were relevant for the year ended September 30, 2025):
r.Impairment of goodwill: Post has excluded expenses for impairment of the Cheese and Dairy reporting unit as such non-cash amounts are inconsistent in amount and frequency and Post believes that these expenses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
s.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.

Consolidated interest coverage ratio as calculated under Post’s credit agreement
Consolidated interest coverage ratio as calculated under Post’s credit agreement is a non-GAAP measure which represents Adjusted EBITDA for the last twelve months adjusted for certain items as provided in Post’s credit agreement (which reflects the adjustments for Adjusted EBITDA discussed under the Net leverage as calculated under Post’s credit agreement section above) divided by interest expense, net for the last twelve months. Post believes this measure is useful to investors in determining Post’s ability to service debt.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net Earnings	$63.4	$108.8	$242.1	$284.7

Adjustments:
Loss on amounts held for sale	15.0	—	43.3	—
Restructuring and facility closure costs, including accelerated depreciation, net	(5.1)	12.3	31.3	26.9
Mark-to-market adjustments on commodity and foreign exchange hedges	9.2	(1.5)	(8.2)	(5.9)
Debt premiums paid	—	—	22.6	4.4
Integration costs	5.6	3.6	13.2	24.3
Mark-to-market adjustments on equity security investments	—	3.8	(1.7)	10.4
(Income) expense on swaps, net	(3.3)	2.6	(6.9)	(7.3)
Loss (gain) on sale of business	7.0	—	(2.7)	—
Asset disposal costs	2.5	1.6	7.7	2.0
Transaction costs	2.3	0.9	4.7	1.9
Provision for legal settlements	2.0	—	2.1	0.1
Costs expected to be indemnified, net	—	—	(1.0)	—
Advisory income	—	(0.1)	—	(0.4)
Total Net Adjustments	35.2	23.2	104.4	56.4
Income tax effect on adjustments (1)	(7.5)	(5.6)	(27.0)	(14.0)
Adjusted Net Earnings	$91.1	$126.4	$319.5	$327.1

(1) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and the gain/loss on sale of business related to the sale of the pasta business, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for the loss (gain) on sale of business related to the pasta business, which was $4.9 million and $(4.8) million during the three and nine months ended June 30, 2026, respectively, was calculated using a rate of 0.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Diluted Earnings per Common Share	$1.29	$1.79	$4.59	$4.60
Adjustment to Diluted Earnings per Common Share for impact of interest expense, net of tax, related to convertible senior notes (1)	(0.05)	(0.05)	(0.15)	(0.13)

Adjustments:
Loss on amounts held for sale	0.29	—	0.80	—
Restructuring and facility closure costs, including accelerated depreciation, net	(0.10)	0.20	0.57	0.42
Mark-to-market adjustments on commodity and foreign exchange hedges	0.18	(0.02)	(0.15)	(0.09)
Debt premiums paid	—	—	0.42	0.07
Integration costs	0.11	0.06	0.24	0.38
Mark-to-market adjustments on equity security investments	—	0.06	(0.03)	0.17
(Income) expense on swaps, net	(0.06)	0.04	(0.13)	(0.11)
Loss (gain) on sale of business	0.14	—	(0.05)	—
Asset disposal costs	0.05	0.03	0.14	0.03
Transaction costs	0.04	0.01	0.09	0.03
Provision for legal settlements	0.04	—	0.04	—
Costs expected to be indemnified, net	—	—	(0.02)	—
Advisory income	—	—	—	(0.01)
Total Net Adjustments	0.69	0.38	1.92	0.89
Income tax effect on adjustments (2)	(0.15)	(0.09)	(0.50)	(0.22)
Adjusted Diluted Earnings per Common Share	$1.78	$2.03	$5.86	$5.14

(1) Represents the exclusion of interest expense, net of tax, associated with Post’s convertible senior notes, which was treated as an adjustment to income available to common shareholders for diluted earnings per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and the gain/loss on sale of business related to the sale of the pasta business, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for the loss (gain) on sale of business related to the pasta business, which was $4.9 million and $(4.8) million during the three and nine months ended June 30, 2026, respectively, was calculated using a rate of 0.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
($ in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net Earnings	$63.4	$108.8	$242.1	$284.7
Interest expense, net	108.2	88.5	317.3	259.6
Income tax expense	23.1	34.7	78.5	86.8
Depreciation and amortization	133.5	132.2	424.2	378.1
Stock-based compensation	19.7	20.1	61.6	60.2
Loss on amounts held for sale	15.0	—	43.3	—
Loss on extinguishment of debt, net	—	—	17.5	5.8
Restructuring and facility closure costs, excluding accelerated depreciation, net	(10.8)	1.9	(1.1)	13.1
Mark-to-market adjustments on commodity and foreign exchange hedges	9.2	(1.5)	(8.2)	(5.9)
Integration costs	5.6	3.6	13.2	24.3
Mark-to-market adjustments on equity security investments	—	3.8	(1.7)	10.4
(Income) expense on swaps, net	(3.3)	2.6	(6.9)	(7.3)
Loss (gain) on sale of business	7.0	—	(2.7)	—
Asset disposal costs	2.5	1.6	7.7	2.0
Transaction costs	2.3	0.9	4.7	1.9
Provision for legal settlements	2.0	—	2.1	0.1
Costs expected to be indemnified, net	—	—	(1.0)	—
Advisory income	—	(0.1)	—	(0.4)
Equity method investment adjustment	0.1	0.1	0.3	0.3
Noncontrolling interest adjustment	(0.2)	(0.2)	(0.4)	(0.3)
Adjusted EBITDA	$377.3	$397.0	$1,190.5	$1,113.4
Net Earnings as a percentage of Net Sales	3.3%	5.5%	3.9%	4.8%
Adjusted EBITDA as a percentage of Net Sales	19.4%	20.0%	19.3%	18.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2026
($ in millions)

	Post Consumer Brands	Foodservice	Refrigerated Retail	Weetabix	Corporate/ Other
Segment Profit	$127.3	$100.8	$9.5	$26.1	$—
General corporate expenses and other	—	—	—	—	(72.2)
Other income, net	—	—	—	—	(2.2)
Operating Profit	127.3	100.8	9.5	26.1	(74.4)
Other income, net	—	—	—	—	2.2
Depreciation and amortization	62.4	36.0	17.1	11.3	6.7
Stock-based compensation	—	—	—	—	19.7
Loss on amounts held for sale	—	—	—	—	15.0
Restructuring and facility closure costs, excluding accelerated depreciation, net	—	—	—	—	(10.8)
Loss on sale of business	—	—	—	—	7.0
Mark-to-market adjustments on commodity and foreign exchange hedges	—	4.0	—	0.1	5.1
Integration costs	5.6	—	—	—	—
Asset disposal costs	—	—	—	—	2.5
Transaction costs	—	—	—	—	2.3
Provision for legal settlements	2.0	—	—	—	—
Equity method investment adjustment	—	—	—	0.2	—
Noncontrolling interest adjustment	—	—	—	(0.4)	—
Adjusted EBITDA	$197.3	$140.8	$26.6	$37.3	$(24.7)
Segment Profit as a percentage of Net Sales	13.1%	15.4%	5.1%	19.0%	—
Adjusted EBITDA as a percentage of Net Sales	20.3%	21.6%	14.4%	27.2%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2025
($ in millions)

	Post Consumer Brands	Foodservice	Refrigerated Retail	Weetabix	Corporate/ Other
Segment Profit	$120.5	$123.9	$24.5	$19.3	$—
General corporate expenses and other	—	—	—	—	(53.8)
Other expense, net	—	—	—	—	0.2
Operating Profit	120.5	123.9	24.5	19.3	(53.6)
Other expense, net	—	—	—	—	(0.2)
Depreciation and amortization	55.4	33.5	18.9	13.2	11.2
Stock-based compensation	—	—	—	—	20.1
Restructuring and facility closure costs, excluding accelerated depreciation, net	—	—	—	—	1.9
Mark-to-market adjustments on commodity and foreign exchange hedges	—	1.6	—	0.1	(3.2)
Integration costs	1.6	—	1.9	0.1	—
Mark-to-market adjustments on equity security investments	—	—	—	—	3.8
Asset disposal costs	—	—	—	—	1.6
Transaction costs	—	—	—	—	0.9
Advisory income	—	—	—	—	(0.1)
Equity method investment adjustment	—	—	—	0.2	—
Noncontrolling interest adjustment	—	—	—	(0.1)	—
Adjusted EBITDA	$177.5	$159.0	$45.3	$32.8	$(17.6)
Segment Profit as a percentage of Net Sales	13.2%	17.7%	10.5%	14.0%	—
Adjusted EBITDA as a percentage of Net Sales	19.4%	22.8%	19.4%	23.8%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2026
($ in millions)

	Post Consumer Brands	Foodservice	Refrigerated Retail	Weetabix	Corporate/ Other
Segment Profit	$393.6	$328.1	$62.0	$68.6	$—
General corporate expenses and other	—	—	—	—	(203.9)
Other income, net	—	—	—	—	(8.8)
Operating Profit	393.6	328.1	62.0	68.6	(212.7)
Other income, net	—	—	—	—	8.8
Depreciation and amortization	192.6	107.3	54.8	34.1	35.4
Stock-based compensation	—	—	—	—	61.6
Loss on amounts held for sale	—	—	—	—	43.3
Restructuring and facility closure costs, excluding accelerated depreciation, net	—	—	—	—	(1.1)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	0.8	—	—	(9.0)
Integration costs	12.5	—	0.7	—	—
Mark-to-market adjustments on equity security investments	—	—	—	—	(1.7)
Gain on sale of business	—	—	—	—	(2.7)
Asset disposal costs	—	—	—	—	7.7
Transaction costs	—	—	—	—	4.7
Provision for legal settlements	2.1	—	—	—	—
Costs expected to be indemnified, net	—	(1.0)	—	—	—
Equity method investment adjustment	—	—	—	0.9	—
Noncontrolling interest adjustment	—	—	—	(0.9)	—
Adjusted EBITDA	$600.8	$435.2	$117.5	$102.7	$(65.7)
Segment Profit as a percentage of Net Sales	12.6%	16.8%	9.0%	16.7%	—
Adjusted EBITDA as a percentage of Net Sales	19.2%	22.3%	17.1%	25.0%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2025
($ in millions)

	Post Consumer Brands	Foodservice	Refrigerated Retail	Weetabix	Corporate/ Other
Segment Profit	$391.1	$271.5	$64.9	$53.4	$—
General corporate expenses and other	—	—	—	—	(151.7)
Other expense, net	—	—	—	—	1.7
Operating Profit	391.1	271.5	64.9	53.4	(150.0)
Other expense, net	—	—	—	—	(1.7)
Depreciation and amortization	173.0	97.3	54.4	37.0	16.4
Stock-based compensation	—	—	—	—	60.2
Restructuring and facility closure costs, excluding accelerated depreciation, net	—	—	—	—	13.1
Mark-to-market adjustments on commodity and foreign exchange hedges	—	3.0	—	0.2	(9.1)
Integration costs	22.0	—	2.2	0.1	—
Mark-to-market adjustments on equity security investments	—	—	—	—	10.4
Asset disposal costs	—	—	—	—	2.0
Transaction costs	—	—	—	—	1.9
Provision for legal settlements	—	—	0.1	—	—
Advisory income	—	—	—	—	(0.4)
Equity method investment adjustment	—	—	—	0.7	—
Noncontrolling interest adjustment	—	—	—	(0.3)	—
Adjusted EBITDA	$586.1	$371.8	$121.6	$91.1	$(57.2)
Segment Profit as a percentage of Net Sales	13.6%	14.1%	9.0%	13.4%	—
Adjusted EBITDA as a percentage of Net Sales	20.5%	19.3%	16.8%	22.9%	—

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2026	2025
Net cash provided by operating activities	$691.3	$697.0
Less: Capital expenditures	289.8	360.5
Free Cash Flow	$401.5	$336.5

RECONCILIATION OF NET EARNINGS TO NET LEVERAGE
AND CONSOLIDATED INTEREST COVERAGE RATIO (Unaudited)
($ in millions)

	Year Ended September 30,	Nine Months Ended June 30,		Twelve Months Ended June 30,
	2025	2026	2025	2026
Net Earnings	$335.7	$242.1	$284.7	$293.1
Interest expense, net	361.4	317.3	259.6	419.1
Income tax expense	108.7	78.5	86.8	100.4
Depreciation and amortization	524.3	424.2	378.1	570.4
Stock-based compensation	81.6	61.6	60.2	83.0
Loss on amounts held for sale	—	43.3	—	43.3
Loss on extinguishment of debt, net	5.8	17.5	5.8	17.5
Restructuring and facility closure costs, excluding accelerated depreciation, net	23.4	(1.1)	13.1	9.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(5.0)	(8.2)	(5.9)	(7.3)
Integration costs	38.7	13.2	24.3	27.6
Mark-to-market adjustments on equity security investments	6.6	(1.7)	10.4	(5.5)
Income on swaps, net	(6.9)	(6.9)	(7.3)	(6.5)
Gain on sale of business	—	(2.7)	—	(2.7)
Asset disposal costs	6.3	7.7	2.0	12.0
Transaction costs	6.2	4.7	1.9	9.0
Provision for legal settlements	0.7	2.1	0.1	2.7
Costs expected to be indemnified, net	—	(1.0)	—	(1.0)
Advisory income	(0.5)	—	(0.4)	(0.1)
Equity method investment adjustment	0.4	0.3	0.3	0.4
Noncontrolling interest adjustment	(0.4)	(0.4)	(0.3)	(0.5)
Impairment of goodwill	29.8	—	—	29.8
Inventory revaluation adjustment on acquired businesses	22.0	—	—	22.0
Adjusted EBITDA	$1,538.8	$1,190.5	$1,113.4	$1,615.9

June 30, 2026
Long-term debt	$7,631.3
Plus: Current portion of long-term debt	1.3
Debt issuance costs, net	56.0
Less: Unamortized premium, net	12.6
Total principal debt	7,676.0
Less: Cash and cash equivalents	265.6
Net Debt	$7,410.4

Adjusted EBITDA for the twelve months ended June 30, 2026	$1,615.9
Credit agreement adjustments to Adjusted EBITDA for the twelve months ended June 30, 2026	(18.6)
Adjusted EBITDA for the twelve months ended June 30, 2026 as calculated under Post’s credit agreement	$1,597.3
Net leverage as calculated under Post’s credit agreement	4.6x

Adjusted EBITDA for the twelve months ended June 30, 2026 as calculated under Post’s credit agreement	$1,597.3
Interest expense, net for the twelve months ended June 30, 2026	419.1
Consolidated interest coverage ratio as calculated under Post's credit agreement	3.8x